SECOND AMENDMENT TO LEASE AGREEMENT

This Second Amendment to Lease Agreement is made and entered into this 19 day of May 2004, by and between Eden Roc Partnership, a California general partnership ("Landlord") and Applied Signal Technology, Inc ("Tenant").

WHEREAS, on October 30, 1998, a Lease Agreement (the "Lease") was entered into between Landlord and Tenant, relating to certain real property situated at 1128 West 2400 South, Salt Lake County, State of Utah, consisting of approximately 9,500 square feet of office/warehouse space as further described in the Lease. A First Amendment dated September 20, 2000 was entered into to expand the leased premises by 4,976 square feet.

WHEREAS, both Landlord and Tenant desire to amend the Lease Agreement.

NOW, THEREFORE, for and in consideration of the payment of ten dollars and no cents ($10.00) and other good and valuable consideration to Landlord, the receipt and sufficiency of which is hereby acknowledged, the parties mutually agree as follows:

1. Landlord and Tenant desire to extend the lease term for five (5) years and expand the leased premises by 8,472 square feet commencing upon completion of the tenant improvements. Occupancy of the additional 8,472 square feet will be in approximately ninety (90) days or earlier upon vacating of the premises by the present tenant (Landmark Education)

2. The minimum rental for the term shall be payable monthly, in advance, without offset or demand on the first day of each calendar month throughout the Lease term as follows:

Year one	$195,169/year	$16,264/month
Year two	$201,025/year	$16,752/month
Year three	$207,055/year	$17,254/month
Year four	$213,267/year	$17,772/month
Year five	$219,665/year	$18,305/month

The CAM charge will remain at $0.10 per month per square foot.

Landlord grants Tenant the right and option to renew this lease for an additional five (5) year term under the same lease terms and conditions. To exercise this lease renewal option, the Tenant must provide written notice to Landlord stating Tenant's desire to renew this lease at least one hundred twenty (120) days prior to the expiration of the lease term. Tenant must be current under all lease terms and conditions for the lease renewal rights and options to be effective and valid. The minimum monthly rental for the lease renewal terms shall be no less than ninety five (95) percent of market rental for comparable space in the Salt Lake County Area.

Landlord grants Tenant the right of first refusal to lease the premises located at 1127 West 2320 South. To exercise this right of first refusal, the Tenant must provide written notice to Landlord stating Tenant's desire to exercise this right at least five (5) days after notice from Landlord of intent to lease the premises. Tenant must be current under all lease terms and conditions for the lease renewal rights and options to be effective and valid. The minimum monthly rental for the premises shall be no less than the terms and conditions being offered to the prospective new tenant.

All other terms, covenants and provisions of the Lease Agreement, including all attachments, shall remain unchanged and shall continue in full force and effect except as specifically amended herein.

EXECUTED this day and year first above written.

LANDLORD: Eden Roc Partnership
A California general partnership
By:
Stanley C Elman
Managing General Partner

TENANT: Applied Signal Technology, Inc.

By
Gary Yancey
President, CEO